Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger, dated as of October 14, 2015 (the “Amendment”), amends that certain Agreement and Plan of Merger, dated as of May 5, 2015 (the “Agreement”) by and between Baylake Corp., a Wisconsin corporation (“Company”) and NEW Bancshares, Inc., a Wisconsin corporation (“Seller”).

Company and Seller have determined it is their respective best interests to amend the Agreement as set forth below.  Any capitalized term used in this Amendment but not defined herein shall have the meaning ascribed to it in the Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual covenants and agreements contained in this Amendment and in the Agreement, and intending to be legally bound hereby, the Company and Seller hereby agree as follows:

1.

Section 8.1(b) of the Agreement shall be amended in its entirety to read as follows:

(b)

by either the Seller or the Company if the Merger shall not have been consummated by December 31, 2015, unless extended by the Company’s Board of Directors and the Seller’s Board of Directors for any reason; provided, however, that such date shall automatically be extended until January 31, 2016, if the sole impediment to Closing is a delay in any required approval from the appropriate Governmental Authorities, and that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement.

2.

Section 7.3(d) of the Agreement shall be amended in its entirety to read as follow:

(d)

Tax Opinion.  The Seller shall have received an opinion of Wipfli, LLP, independent accountants for Seller, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, to the effect that it is more likely than not that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

(i)

It is more likely than not that no gain or loss will be recognized by the Seller as a result of the Merger; and

(ii)

It is more likely than not that no gain or loss will be recognized by the shareholders of Seller with respect to the shares of Company Common Stock they receive in exchange for their shares of Seller Common Stock pursuant to the Merger.

In rendering such opinion, the Seller’s independent accountant may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

3.

The second sentence of Section 1.7(h) of the Agreement shall be amended to read as follows: “For purposes of this section, Company shall have received an opinion of Godfrey & Kahn, S.C., counsel to the Company, dated as of the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing as of the Closing Date, it is more likely than not that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss should be recognized by Seller as a result of the Merger.”

4.

Section 2.18 of the Agreement shall be amended to add the following after “Code”:  “, provided, however, that, Seller’s consent to, facilitation of, involvement with or other actions related to any merger, acquisition or other consolidation involving Company and/or any of its subsidiaries and Nicolet Bankshares, Inc. and/or any of its subsidiaries, including Seller’s execution of this Amendment (“Nicolet Transaction”), shall not constitute a breach of this Section 2.18 or the Agreement regardless of the impact of any Nicolet Transaction on the qualification of the Merger as a reorganization under Section 368(a)(1)(A) of the Code.

5.

All remaining provisions of the Agreement remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the Company and Seller have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BAYLAKE CORP.

By:  /s/ Robert J. Cera

Name:  Robert J. Cera

Title:    President and Chief Executive Officer

NEW BANCSHARES, INC.

By:  /s/ Jeffrey W. Kleiman

Name:  Jeffrey W. Kleiman

Title:    President

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